Exhibit 23.1

Consent of Independent Audit Firm

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement the Registration Statement on Form S-8 (No. 333-195459) pertaining to the 2014 Stock Incentive Plan of Sino-Global Shipping America, Ltd. and the Registration Statement on Form S-8 (No. 333-163329) pertaining to the 2008 Stock Incentive Plan of Sino-Global Shipping America, Ltd., of our report dated September 27, 2017 with respect to the consolidated financial statements of Sino-Global Shipping America, Ltd. and Affiliates included in its Annual Report on Form 10-K for the fiscal year ended June 30, 2017, filed with the Securities and Exchange Commission on September 27, 2017.

/s/ Friedman LLP

New York, New York

September 27, 2017